Exhibit 10.45

October 2, 2012

Dr. Robert A. Young

[address redacted]

Dear Bob:

I am pleased to confirm our offer for you to continue as President and CEO of Tessera Technologies, Inc. (the “Company”) and to continue as an employee of Tessera Global Services, Inc. (“TGSI”). This letter is intended to amend the letter dated May 11, 2011 between you and Tessera, Inc. Except as specifically amended herein, the terms and conditions set forth in the May 11, 2011 letter continue in full force and effect.

•	you will receive an annual salary of $684,000, which will be paid in accordance with TGSI’s normal payroll procedures.
•	you will be eligible to receive an annual MBO bonus of up to 100% of your base salary paid on an annual basis. This bonus will be based on objectives set forth and mutually agreed upon by you and the Company’s Board of Directors.
•	the Company’s Board of Directors met today and granted you a performance-based option to purchase 550,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant. This option grant is subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including the performance-based vesting requirements set forth in the option grant.
•	TGSI will pay you an additional $150,000 per year (paid in accordance with TGSI’s normal payroll procedures) to offset expenses incurred by you related to the time you spend in California (e.g., apartment rental, travel to and from your home, car leasing, utilities, etc.). TGSI will not otherwise reimburse your for expenses related to the time you spend in California and no tax gross-up will be applied, either to the $150,000 or to your other compensation.

If you could please acknowledge your acceptance of the terms and conditions contained in this letter by signing in the space provided below, I would appreciate it.

Sincerely,

/s/ Edmundo Ruiz

Executive Vice President & Chief Administration Officer

Agreed to and accepted:

Signature: /s/ Robert A. Young

Printed Name: Robert A. Young

Date: October 3, 2012

3025 Orchard Parkway ● San Jose, CA 95134 ● Phone 1 (408) 321.6000 ● Fax 1 (408) 321.8257